EXHIBIT 3.1


                          CERTIFICATE OF INCORPORATION
                                       OF
                         JOHN De NIGRIS ASSOCIATES, INC.

Under Section 402 of the Business Corporation Law.

         The undersigned, for the purpose of forming a corporation under the Business Corporation Law of the State of New York, certifies:

               FIRST:   The name of the corporation is JOHN De NIGRIS
ASSOCIATES, INC.

               SECOND:  The purposes for which it is formed are:

               (a) To act as public relations and research and promotion counsellors and in connection therewith to render research, technical, and advisory services to persons, firms, corporations, and others in connection with their relations with associates, stockholders, government officials and agencies, and the general public and any person or special group.

               (b) To conduct the business of bringing to the attention of the public through the Dress, magazines, pamphlets, and by other means, the characteristics, ability, and other qualities tending to establish in the minds of the public the character and ability of its subscribers including men, women, corporations and copartnerships.

               (c) To subscribe for, buy, or otherwise obtain newspapers of all kinds and in every language, magazines, periodicals, and other publications of a similar nature in any language; to clip therefrom news items, stories, advertisements; to sell and dispose of the same to purchasers and to subscribers.

               (d) To design, write, prepare, place, publish, and display, in any manner, advertisements and publicity devices and innovations of all kinds for itself or for others; to print, publish, and distribute newspapers, books, pamphlets, magazines, periodicals, handbills, pictures, cartoons, posters, display cards; to arrange for the placing of advertisements in publications of all kind to give or arrange for the giving of demonstrations and exhibitions for advertising purposes; to supervise the preparation and production of moving picture advertisements and publicity devices; to supervise the preparation of radio and television advertisements and publicity devices.

               (e) To compile lists containing the names and mailing addresses of persons in any category or group; to address letters and circulars either in longhand, typewriting, or any other method to those on the addressing list; to prepare circular letters and other advertising matter; to sell or lease lists of addresses.


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               (f)  To receive responses from the public or from persons in any category or group in connection with advertising, solicitations and mailings conducted by it; to process and tabulate such responses and to do any other thing necessary in connection with them to attain the objects of such advertising, solicitations and mailings.

               (g) To subscribe for, underwrite, acquire, hold, use, deal in and dispose of, in any manner whatsoever, any securities created or issued by any person, corporation or governmental authority.

               (h) To acquire, hold, use, develop, manage, operate, lease, deal in and dispose of, in any manner whatsoever, both improved and unimproved real property and any interests therein wherever situated; and to improve the same for purposes of sale or otherwise.

               (i) To do all other things commonly done by those engaged in the same business.

               THIRD:   The office of the corporation within the State of New
York is to be located in the City of New York, County, of New York.

               FOURTH: The aggregate number of shares which the corporation shall have the authority to issue is Two Thousand (2,000) shares at a par value of one ($1.00) Dollar per share.

               FIFTH: The Secretary of State is designated as agent of the corporation upon whom process against it may be served. The post-office address to which the Secretary of State shall mail a copy of any process against the corporation served upon him, is c/o Aranow, Brodsky, Bohlinger, Einhorn & Dann, 122 East 42nd Street, New York, N.Y. 10017.

WITNESS the signature of the undersigned, a natural person over 21 years of age.

Sadie Brownston, Incorporator 122 East 42nd St. New York, N. Y.

STATE OF NEW YORK
SS:
COUNTY OF NEW YORK

On this 13th day of March 1968 before me personally appeared SADIE BROWNSTON, to me known and known to me to be the person mentioned and described in and who executed the foregoing instrument and she duly acknowledged to me that she executed the same.


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